news release

Contact:	Douglas Kessler	Tripp Sullivan
	COO and Head of Acquisitions	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376
ASHFORD HOSPITALITY TRUST PRICES FOLLOW-ON OFFERING
OF 13 MILLION SHARES OF COMMON STOCK
DALLAS — (July 20, 2006) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced it has priced a follow-on public offering of 13,000,000 shares of common stock at $11.40 per share. The closing of the offering is scheduled for July 25, 2006. The underwriters have been granted an option to purchase an additional 1,950,000 shares of common stock from the Company to cover over-allotments.
Merrill Lynch & Co. and Morgan Stanley & Co. Incorporated acted as the book-running managers of the offering. Friedman, Billings, Ramsey & Co., Inc., Wachovia Capital Markets, LLC, A.G. Edwards & Sons, Inc., Stifel, Nicolaus & Company, Incorporated, JMP Securities LLC, Calyon Securities (USA) Inc. and Davenport & Company LLC acted as co-managers.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of such common stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A copy of the final prospectus related to the offering may be obtained from Merrill Lynch & Co., 250 Vesey Street, New York, NY 10080, or Morgan Stanley & Co. Incorporated, 180 Varick Street, New York, NY 10014, Attn: Prospectus Department.
Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions.
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